EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Ministry Partners Investment Company, LLC (the “Company”) and James H. Overholt (the “Executive”) effective as of May 13, 2014 (the “Effective Date”).

RECITALS

WHEREAS, on November 7, 2013, the Company’s Board of Managers appointed the Executive to serve as its Interim Chief Executive Officer and the Company entered into an Interim Services Agreement with Executive;

WHEREAS, on December 5, 2013, the Company entered into an Interim CEO Employment Agreement with Executive and filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission confirming Executive’s appointment as the Interim Chief Executive Officer and President of the Company;

WHEREAS, on February 11, 2014, the Company’s Board of Managers appointed Executive as the Company’s Chief Executive Officer and President and requested that an Employment Agreement be prepared for review and approval by the Company’s Board of Managers;

WHEREAS, in order to secure the continued employment of Executive with the Company and its subsidiaries, provide Executive with an incentive to continue his employment and the Executive is willing to provide such services subject to the terms and conditions of this Agreement;

WHEREAS, all capitalized terms used in this Agreement are defined in Section 26 below.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, agree as follows:

OPERATIVE PROVISIONS

Term of Agreement.  The term of this Agreement shall continue in force, beginning on the Effective Date and ending on the first anniversary of the date this Agreement is entered into (the “Initial Term”).  On each subsequent annual anniversary date thereafter, this Agreement will renew automatically for additional one-year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least three months prior to the expiration of the Additional Term pursuant to which the Company and the Executive shall mutually agree to its termination.  Subject to the terms and conditions of this Agreement, the term shall terminate upon Executive’s termination of employment for any reason.

Duties and Responsibilities.  The Company hereby agrees to continue Executive’s employment as President and Chief Executive Officer of the Company and Executive agrees to such continued employment upon the terms and subject to the conditions set forth herein.  During the Initial Term and each Additional Term (collectively, the “Term”), the Executive shall perform and possess the functions, duties, powers and responsibilities of the type customarily possessed and performed by persons serving as President and Chief Executive Officer of businesses of similar size and nature and the Executive shall also have such other functions, duties, powers and responsibilities as the Board may from time to time assign to the Executive, so long as such functions, duties, powers and responsibilities are consistent with the functions, duties, powers and responsibilities of a Chief Executive Officer of an entity of similar size and nature.

Executive agrees, subject to his election or appointment and without additional compensation, to serve during the Term in such additional offices of comparable stature, duty, power and responsibility in the Company’s subsidiaries as requested by the Board.  Executive shall report solely and directly to the Board.  During the Term, Executive shall devote all of his business time and attention to the performance of his duties hereunder (vacations and absences due to illness excluded) faithfully and to the best of his abilities and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services, without the prior written consent of the Board.  Executive agrees to comply with (i) all laws, rules and regulations, and all requirements of all regulatory, self-regulatory, and administrative bodies, in each case applicable to the Company’s business; (ii) the Company’s promulgated rules, procedures, policies, and requirements; and (iii) lawful directions  furnished to Executive by the Board.

Compensation; Bonus Awards.  During the Initial Term of the Agreement, the Executive shall receive a base salary at an annual rate of $210,000, subject to annual review and adjustment by the Company’s Board of Managers.  Once increased, the Executive’s base salary shall not be decreased, unless such reduction is the result of actions taken by the Board of Managers affecting all senior executive officers proportionately. For any Additional Term, the Company and Executive agree to cooperate in determining the annual base salary for such Additional Term. Any and all increases shall be deemed to constitute amendments to this Agreement to reflect increased amounts effective as of the date established for such increases by the Company’s Board of Managers.  The Company shall pay Executive’s annual base salary at such intervals as the Company pays its executive officers on a regular basis.  During the Term, the Executive’s annual base salary shall be reviewed on an annual basis.  In addition to receiving an annual base salary, the Executive shall be eligible to receive additional bonus awards, retirement, supplemental retirement plan or deferred compensation awards under any applicable Company bonus, performance or incentive compensation arrangements or plans adopted by the Board for the Executive or the Company’s senior executive officers.  Each cash bonus award granted to Executive shall be paid no later than two and a half months after the end of the calendar year for which the bonus is awarded, unless the Executive elects to defer the receipt of such annual bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The Company also agrees to grant a bonus award to Executive that is based on a payment equal to 40% of Executive’s base annual salary under the terms of a bonus incentive award to be established by the Company’s Board of Managers (the “Target Bonus”).  Under the terms of the 2014 bonus award, Executive shall be entitled to a Target Bonus, the payment of which is subject to the following performance milestones:

(i) in the event the Company’s net earnings for the year ending December 31, 2014, as determined in accordance with GAAP, meets or exceeds 75% of the Company’s  targeted net earnings of $600,000, Executive will be entitled to receive up to 75% of the Target Bonus award;

(ii) in the event the Company’s net earnings for the year ending December 31, 2014, as determined in accordance with GAAP, meets or exceeds 100% of the Company’s targeted  net earnings of $600,000, Executive will be entitled to receive up to 100% of the Target Bonus award; and

(iii) in the event the Company’s net earnings for the year ending December 31, 2014, as determined under GAAP, meets or exceeds 125% of the Company’s targeted net earnings of $600,000, Executive will be entitled to receive up to 125% of the Target Bonus award.

Payment of the Target Bonus shall be made in accordance with vesting or other terms and conditions established by the Board of Managers pursuant to an Exhibit “A” to this Agreement, to be completed within sixty (60) days after the execution of this Agreement.  Once the vesting, payment terms and conditions of the Target Bonus have been established by the Board of Managers, Exhibit “A” shall be made a part of this Agreement.

Expense Reimbursement; Relocation Expenses.  The Company shall reimburse Executive for ordinary, necessary and reasonable business expenses reasonably incurred by him in the performance of his duties hereunder; provided, that such expenses are incurred and accounted for in accordance with the Company’s policies and procedures. Executive shall also be entitled to be reimbursed for his moving and/or short-term storage  related expenses incurred to move his residence to Brea, California and its surrounding communities; provided, however, that such expenses do not exceed the sum of $15,000. Executive shall also be entitled to be reimbursed for his commuting expenses incurred and currently provided for in his Interim CEO Employment Agreement entered into with the Company provided that no further reimbursements will be made for the period ending on or after June 30, 2014, which may be extended by the Company for an additional ninety (90) days in the Company’s sole discretion.

Benefit Plans; Equity Awards and Fringe Benefits.  To the extent permitted by the Company’s plan documents, Executive shall be eligible to participate in or receive benefits under any retirement plan, medical and dental benefits plans, life insurance, short-term and long-term disability plan, 401k plan, fringe benefits or other benefit plan or arrangement as may exist from time to time that are generally made available by the Company to, or for the benefit of, its senior executive officers. During the term of this Agreement, the Company further agrees to reimburse Executive for the Medicare Part A,B, D or F premiums assessed on Executive for receiving coverage under such programs; provided, however, that such premiums do not exceed the monthly costs the Company would ordinarily pay for providing health insurance benefits to its senior executive officers.

Based upon a performance plan to be adopted by the Board of Managers, and as further compensation for Executive entering into this Agreement and as an inducement to having Executive accept his appointment as Chief Executive Officer and President, the Company hereby agrees to develop a long-term incentive award for Executive within one hundred and twenty (120) days after the execution of this Agreement that will provide Executive with an incentive to increase the value of the Company’s Common and Series A Preferred Units and increase the Company’s capital through earnings. Executive and the Company further agree that the amount of such award, vesting provisions,  payment triggers and form of such award shall be subject to the terms and conditions of such award and award agreement to be prepared by the Company and approved by its Board of Managers, in its sole discretion.

Vacation.  Executive shall be entitled to twenty-three (23) days’ paid time off during each calendar year hereunder; provided however, that Executive takes at least five (5) business days of vacation consecutively.  In the event that paid time off is not used by the end of the benefit year, Executive may carry unused time forward to the next benefit year up to a maximum of eighty (80) hours in accordance with the terms of the Company’s Employee Handbook.  Executive shall be entitled to receive payment of any unused, accrued paid time off in accordance with the terms of the Company’s Employee Handbook, as it may be amended from time to time for the Company’s senior executive officers.  Executive shall begin accruing paid time off retroactive to the date his engagement as the Company’s Interim Chief Executive Office commenced.

At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be an “at-will” arrangement, as defined under applicable law and either party may terminate this Agreement for any reason; provided, however, that Executive shall be entitled to certain severance and benefit payments as provided for in this Agreement.

Termination Unrelated to a Change in Control.  In the event of: (i) an involuntary termination of Executive’s employment by the Company for any reason other than Cause, death or Disability, or (ii) Executive’s resignation for Good Reason, and if there has been no involuntary termination of Executive’s employment arising in connection with a Change in Control, the Company shall provide Executive with the severance payments and other benefits described in Section 14 below, provided that Executive executes and does not revoke the Release (as defined in Section 12).

Termination Related to a Change in Control.  In the event Executive’s employment is terminated on account of (i) an involuntary termination by the Company for any reason other than Cause, death or Disability, or (ii) the Executive voluntarily terminates employment with the Company on account of a resignation for Good Reason, in either case that occurs  at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control or within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive’s termination of employment (the “Change of Control Period”), then Executive shall be entitled to receive the severance benefits and payments described in Section 14 below.

Termination of Employment on Account of Disability, Death, Cause or Voluntarily Without Good Reason.

(a)  Termination on Account of Disability.  If the Company determines in good faith that the Executive has incurred a Disability during the Term, it may give Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 60th day after receipt of such notice by the Executive, provided that, within thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates by reason of Executive’s Disability during the Term of the Agreement, the Company shall deliver payment to Executive of any unpaid Accrued Obligations and provide for the delivery of benefits incurred under any Company plans, arrangements and benefits made available to other senior executive officers that have been accrued prior to Executive’s employment termination date.  The Company’s payment of Accrued Obligations shall be delivered to the Executive in a lump sum cash payment within thirty (30) days of the Executive’s termination of employment.  No severance payments described in Section 14 of this Agreement shall be paid to Executive by reason of Executive incurring a Disability during the Term.

(b) Termination on Account of Death. The Executive’s employment shall terminate automatically if the Executive dies during the Term of the Agreement.  Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of death, Executive shall be entitled to receive any death benefits under a program maintained by the Company that covers Executive and any unpaid Accrued Obligations, but no severance payments provided for in this Agreement shall be paid to Executive.  Any unpaid Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum cash payment within thirty (30) days of the Executive’s termination of employment.

(c)  Termination on Account of Cause. The Company may terminate the Executive’s employment during the Term with or without Cause.  If Executive’s employment is terminated for Cause during the employment Term, the Company shall deliver payment of any Accrued Obligations owed to Executive in a lump sum cash payment within thirty (30) days of the Executive’s termination of employment.  Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates by the Company on account of Cause, no severance payments described in Section 14 below shall be paid to Executive.

(d) Termination on Account of Voluntary Resignation Without Good Reason. If the Executive voluntarily terminates his employment with the Company without Good Reason, the Company shall deliver payment to the Executive of any Accrued Obligations earned as of the date of termination in a lump sum cash payment within thirty (30) days of Executive’s termination of employment.  Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of a resignation by Executive for no reason or any reason other than on account of Good Reason, no severance payments otherwise described in Section 14 below shall be paid to Executive.

Termination by Executive with Good Reason. In the event that Executive terminates his employment for Good Reason, the Company shall provide Executive with the payments and benefits described in Section 14 below.  In order to invoke a termination for Good Reason, the Executive shall provide written notice to the Company, describing the existence of one or more of the conditions described in Section 26(f)(i)-(v) below within thirty (30) days following the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within two years following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason. If the Executive becomes Disabled or dies following the occurrence of an event which authorizes the Executive to terminate his employment for Good Reason, the Executive’s death or occurrence of a Disability shall not affect the Executive’s ability to terminate his employment for Good Reason.

Release.  Notwithstanding anything in this Agreement to the contrary, no payments or other benefits under this Agreement shall be made unless Executive executes, and does not revoke, the Company’s standard written release, substantially in the form as attached hereto as Exhibit “B” (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued or become entitled to a benefit) or a termination thereof, with such release being effective not later than sixty (60) days following Executive’s termination of employment.

Notice; Date of Termination.  For purposes of this Agreement, the date of Executive’s termination of employment means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, (iii) if the Executive resigns without Good Reason, the date on which the Executive notifies the Company of such termination, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or sixty (60) days after the Company notifies Executive of the occurrence of a Disability, as the case may be.  Delivery of a termination notice by the Company for Cause, Disability or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 27(g) below.  For purposes of this Agreement, “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the employment termination date is other than the date of receipt of such notice, specifies the date of termination (which date shall be not more than sixty (60) days after the giving of such notice) (subject to the Company’s right to cure in the case of a resignation for Good Reason). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, or preclude the Executive or the Company, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s respective rights hereunder.

Severance Benefits; Other Benefits

(a)  Severance.  In the event that: (i) the Executive’s employment is terminated involuntarily for any reason other than Cause, death or Disability or Executive terminates his employment for Good Reason as described in Section 8 herein; (ii) the Executive’s employment is terminated in connection with a Change of Control under the terms and conditions described in Section 9 herein; or (iii) the Executive’s employment is terminated for Good Reason under the terms and conditions described in Section 11 herein ( in each instance described in (i)-(iii) above,  a “Qualifying Termination”), then, in each case subject to Section 12, Executive shall be entitled to receive an amount equal to (i) not less than a minimum of twelve months of Executive’s base salary at the rate then in effect immediately prior to Executive’s termination of employment payable in a cash lump sum, less applicable withholdings, plus (ii) a pro-rated portion of the Executive’s targeted earned bonus then in effect for such period through the date of Executive’s termination of employment, as soon as administratively practicable following the date the Release of Claims is not subject to revocation and, in any event, within sixty (60) days following the date of the Qualifying Termination event.  In the event that the period in which a Release of Claims is subject to revocation begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.  For each year of service completed by the Executive after he completes five years of service with the Company after the Effective Date of this Agreement, Executive shall be entitled to an additional one month of severance benefits; provided, however, no more than twenty-four months of severance benefits shall be paid under the terms of this Agreement upon the occurrence of a Qualifying Termination event.

(b) Supplemental Employee Retirement Plan.  If, upon Executive’s termination of employment, Executive is not fully vested in his benefits under Executive’s SERP which would thereby preclude the Executive from being eligible to receive benefits under the SERP and a Qualifying Termination event has occurred, Executive shall be deemed to be fully vested for purposes of eligibility to receive a benefit under the SERP; provided, however, there will be no additional service credit included in the actual calculation of such SERP benefit.

(c)  Accrued Obligations.  In the event of Executive’s termination of employment, Executive shall be further entitled to receive a payment of the sum of (i) the Executive’s annual base salary accrued through the date of termination to the extent not theretofore paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation, vested and accrued by the Executive as of the date of termination to the extent not theretofore paid, and (iii) any vacation pay, non-accountable expense allowances, expense reimbursements and other cash entitlements accrued by the Executive as of the date of termination to the extent not theretofore paid and otherwise required to be paid to Executive under the provisions of applicable law.

(d) Continued Healthcare. In the event that Executive’s employment is terminated (i) for reasons unrelated to a Change of Control as described in Section 8 above; (ii)

involuntarily by the Company for any reason other than Cause, death, Disability or Executive terminates his employment with Good Reason during the Change of Control Period, as more particularly described in Section 9 above; or (iii) terminates his employment for Good Reason, then Executive shall be entitled to receive the continued health care benefits described below.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay,  or at Executive’s request, reimburse Executive for, the premium for Executive and Executive’s covered dependents through the twelve (12) month anniversary of the date of Executive’s termination of employment under the Company’s medical plans and in accordance with the terms of the applicable plan documents. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA.

Notwithstanding the foregoing, if Executive obtains full-time employment during this twelve (12) month period that entitles him and his spouse and eligible dependents to comprehensive medical coverage, Executive must notify the Company and no further reimbursements will be paid by the Company to the Executive pursuant to this subsection.  If the Company determines in its sole discretion that it cannot provide the foregoing COBRA benefits without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the monthly (or then remaining) COBRA premium that Executive would be required to pay to continue his group health coverage in effect on the date which the Executive terminates his employment (which amount shall be based on the premium for the first month of COBRA coverage).

Non-exclusivity of Rights.  Nothing in the Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any subsidiary for which the Executive may qualify.  Any amounts that constitute a vested benefit or that Executive is otherwise entitled to receive under any plan, program, policy or other contract at or subsequent to Executive’s employment termination date shall be payable in accordance with such plan, program, policy or agreement, except as may be specifically limited by this Agreement.

Restrictive Covenants; Confidential Information; Non-Solicitation; Non-Competition.  The Executive acknowledges that during his employment with the Company he will, throughout the Term, have access to the confidential affairs of the Company, including, without limitation, all information, in any medium, that relates to the business, markets, investor lists, intellectual property, personnel, operational methods, strategic plans and other business affairs and methods and other information not readily available to the public (collectively, “Confidential Information”).  The Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character.  In recognition of the foregoing, the Executive covenants and agrees as follows:

(a)  Confidential Information. The Executive shall protect the Company’s Confidential Information and shall keep secret all such Confidential Information, including without limitation, the terms and provisions of this Agreement, and shall not intentionally disclose such Confidential Information to anyone outside of the Company except as required in the performance of his duties under this Agreement, either during or after the Term, except with the Company’s written consent, provided that (A) the Executive shall have no such obligation to the extent such Confidential Information is or becomes publicly known other than as a result of the Executive’s breach of his obligations hereunder; (B) the Executive may, after giving prompt written notice to the Company and after advising the Board prior to such disclosure, disclose such Confidential Information to the extent required by applicable laws or governmental regulations or judicial or regulatory proceedings; and (C) the Executive may disclose the terms and provisions of this Agreement to his spouse and legal, tax and financial advisors.

(b) Trade Secrets.  Executive further represents that during his employment with the Company, he has been granted access to and became acquainted with various trade secrets, consisting of plans, strategies, investor lists, proprietary information, contracts, reports and records which are owned by Company and are regularly used in the operation of its business and which may give Company an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Executive agrees and acknowledges that Executive was granted access to these valuable trade secrets only by virtue of the confidential relationship created by Executive’s employment. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, to third parties or use them in any way for personal benefit after separation from Company. All records, files, documents, investor and customer lists and similar items relating to the business of Company, including without limitation all records relating to customers, borrowers and investors whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of Company.

(c)  Non-Solicitation.   During the period commencing on the date hereof and ending on the date which is one (1) year following the date that the Executive’s employment with the Company terminates for Cause (the “Restriction Period”), the Executive shall not, directly or indirectly, for any reason, solicit (or assist or encourage the solicitation of) any employee of the Company to work for the Executive or for any entity of which the Executive is an affiliate or induce any employee to engage in any activity that Executive is prohibited from engaging in under this Section 16.  For the purposes of this Section 16(c), the term “solicit any employee” shall mean the Executive contacting or providing information to others who may be reasonably expected to contact any employee of the Company regarding such employee’s interest in seeking employment with the Executive or any affiliated entity, but shall not include general advertising for personnel or responding to an unsolicited request for a personal recommendation for or evaluation of an employee of the Company.

(i)  During the Restriction Period, the Executive shall not, directly or indirectly, employ, and shall not cause any entity of which the Executive controls to employ, any person who was a full-time employee of the Company at the date of such termination or within six (6) months prior thereto without the prior written consent of the Board.

                   During the Restriction Period, the Executive shall not, directly or indirectly, for any reason, solicit or otherwise attempt to establish, or establish, any business relationship of a nature that is competitive with, or interfere with, the business or relationship of the Company or any of its affiliates with any person which is or was a investor or client of the Company or any of its affiliates at any time during which Executive was employed by the Company (in the case of any such activity during such time) or during the twelve-month period preceding the date of termination (in the case of any such activity after the date of termination), other than any such solicitation, or establishment of a relationship, on behalf of the Company or any of its affiliates during Executive’s employment with the Company.

(d) Survival of Provisions.  The provisions contained in this Section 16 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction that any restriction in this Section 16 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties hereto that such restriction be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

Nondisparagement.  During the Term and at any time thereafter, (i) Executive shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company or its affiliates, officers, directors, employees or agents or any services offered by any of them, nor shall he engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them, and (ii) the Company shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Executive or his agents, nor shall it engage in any other conduct or make any other statement that could be reasonably expected to impair the reputation of any of them.  Notwithstanding any provision of this Section 17 to the contrary, both Executive and the Company (including its equity members, the Board and its executive officers) may confer in confidence with their legal representatives and make truthful statements as required by law.

Enforcement of Covenants.

(a)  Right to Injunction.  The Parties agree that the restrictions outlined in Sections 16 and 17 of this Agreement are reasonable and necessary protections of the immediate interests of the Company and that the Company would not have entered into this Agreement without receiving additional consideration offered by the Executive in binding himself to these restrictions.  In addition to such other rights and remedies as the Company may have at equity or in law with respect to any breach of this Agreement, if the Executive commits a breach of any of the provisions of Sections 16 and 17, the Company shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction (without the requirement to post bond unless required by applicable law), it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.  If a bond is required to be posted in order for the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not be more than a nominal sum.  In the event that, notwithstanding the foregoing, a restriction or any portion thereof, contained in Sections 16 and 17 is deemed to be unreasonable by a court of competent jurisdiction, the Executive and the Company agree that such restriction, or portion thereof, shall be modified in order to make it reasonable and shall be enforceable accordingly.

(b) Severability of Covenants.  The covenants contained in Sections 16 and 17 above constitute a series of separate covenants.  If, in any judicial or administrative proceeding, a court or administrative body shall hold that any of the covenants set forth in Sections 16 and 17 above exceed the time, geographic, or occupational limitation permitted by applicable law, Executive and the Company agree that such provisions shall be reformed to the maximum time, geographic, or occupational limitations permitted by such laws.  Executive and the Company further agree that the covenants in Sections 16 and 17 above shall each be construed as separate and independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Sections 16 and 17 above.

Assistance with Claims.  The Executive agrees that, during the Term and for a reasonable period after the Executive’s termination, the Executive will assist the Company and its subsidiaries in defense of any claims that may be made against the Company, its subsidiaries and its current and former officers and managers and will assist the Company and its subsidiaries in the prosecution of any claims that may be made by the Company or its subsidiaries, to the extent that such claims may relate to services performed by the Executive for the Company and its subsidiaries.  The Executive agrees to promptly inform the Company upon becoming aware of any lawsuits involving such claims that may be filed against the Company or any subsidiary.  For periods after the Executive’s employment with the Company terminates, the Company agrees to provide reasonable compensation to the Executive for such assistance.  The Executive also agrees to promptly inform the Company upon being asked to assist in any investigation of the Company or its subsidiaries (or their actions) that may relate to services performed by the Executive for the Company or its subsidiaries, regardless of whether a lawsuit has then been filed against the Company or its subsidiaries with respect to such investigation.

Return of Company Property.  In the event that Executive’s employment with the Company is terminated for any reason, Executive (or his estate or legal representative, as the case may be) shall be obligated to immediately return all property of the Company or any of its affiliates in his (or their) possession, if any, as of the date of termination of employment, including, but not limited to, (i) cell phones, personal computers or other electronic devices provided by the Company; (ii) all memoranda, notes, records, files or other documentation, whether made or compiled by Executive alone or in conjunction with others (regardless of whether such persons are employed by the Company); (iii) all proprietary or other information of the Company and its affiliates (originals and all copies) which is in Executive’s control or possession (or that of his estate or legal representative, as the case may be); and (iv) any and all other property of the Company and its affiliates which is in Executive’s control or possession (or that of his estate or legal representative, as the case may be), whether directly or indirectly.

Representations.

(a)  The Executive represents and warrants to the Company that this Agreement is legal, valid and binding upon the Executive and the execution of this Agreement and the performance of the Executive’s obligations hereunder does not and will not constitute a breach of, or conflict with the terms or provisions of, any agreement or understanding to which the Executive is a party.

(b) The Company represents and warrants to the Executive that this Agreement is legal, valid and binding upon the Company, the Company has the requisite authority to execute and deliver this Agreement and the Company is not a party to any agreement or understanding which would prevent the fulfillment by the Company of the terms of this Agreement.

Withholding of Taxes.  The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.  Notwithstanding such withholding, Executive shall be responsible for the proper and timely payment of all taxes and other payments due from him to any taxing authority.

Limitation on Payments.  Notwithstanding anything in this Agreement to the contrary, if any payment Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations if requested by the Company including any assumptions to be used in making such calculations.  The Company shall bear all expenses reasonably incurred with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.  If a reduction in payments is necessary so that amounts paid comply with the provision of Section 4999 of the Code, payments shall be reduced by reducing or eliminating any portion of payments made in cash and then by reducing the portion of any payment that is not payable in cash.

Code Section 409A. This Agreement and the severance pay and other benefits provided hereunder are intended to qualify for an exemption from Section 409A of the Code, provided, however, that if this Agreement and the severance pay and other benefits provided hereunder are not so exempt, they are intended to comply with Section 409A of the Code to the extent applicable thereto. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company intends to administer this Agreement so that it will comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that this Agreement will comply with Section 409A of the Code or any other provision of federal, state or local law. Neither the Company, the Board, its subsidiaries, nor their respective managers, officers, employees or advisers shall be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of compensation paid under this Agreement, and the Company and its subsidiaries shall have no obligation to indemnify or otherwise protect Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.

If any payment or reimbursement, or portion thereof, under this Agreement would be deemed to be a deferral of compensation not exempt from the provisions of Section 409A of the Code and would be considered a payment upon a separation from service for purposes of Code Section 409A, and Executive is determined to be a "specified employee" under Section 409A of the Code, then any such payment or reimbursement, or portion thereof, shall be delayed until the date that is the earlier to occur of (i) Executive's death or (ii) the date that is six months and one day following the date of termination of Executive's Employment (the "Delay Period"). Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 24 shall be paid to Executive in a lump sum, and any remaining payments due under this Section 24 shall be payable in accordance with their original payment schedule.  For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

Dispute Resolution.  To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Orange County, California, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, the Company shall be entitled to resolve any issue or dispute over intellectual property rights, the Company’s trade secrets, Confidential Information, and enforce the restrictive covenants set forth in this Agreement by Court action instead of arbitration.

THE PARTIES HAVE READ AND UNDERSTAND THIS SECTION, WHICH DISCUSSES ARBITRATION.  THE PARTIES UNDERSTAND THAT BY SIGNING THIS AGREEMENT, EACH PARTY AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE

INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF SUCH PARTY’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

Certain Definitions.

(a)  Accrued Obligations” means, as of the date of Executive’s termination of employment, the sum of (i) Executive’s annual base salary accrued through the date of termination to the extent not previously paid; (ii) the amount of any bonus, incentive award, deferred compensation and other cash compensation vested, awarded and accrued as of the date of termination to the extent not previously paid;  and (iii) any vacation pay, non-accountable expense allowances, expense reimbursements and other cash entitlements accrued by the Executive as of the date of termination to the extent not previously paid.

(b) “Cause” means the occurrence of any of the following events:

(i)  The failure of the Executive to perform his/her material duties which failure continues for ten (10) days after the Company had given written notice to the Executive specifying in reasonable detail the manner in which the Executive has failed to perform such duties;

                  Commission by the Executive of an act or omission constituting (a) a felony, (b) embezzlement, theft or material dishonesty with respect to the Company, (c) fraud; or (d) the conviction of, or entering into a plea of guilty or plea of no contest by the Executive with respect to a felony, or the equivalent thereof, with respect to which imprisonment is possible;

                   Commission by the Executive of an act of fraud or intentional criminal conduct that materially harms the Company, its customers, investors or its affiliated entities or  involves moral turpitude; or

                   Any breach, non-performance or non-observance of any restrictive covenant or any other written agreement with the Company prohibiting any or all of (a) the disclosure of confidential Company trade secrets and other information, (b) competitive activities involving the solicitation of Company customers or employees;

provided, however, that if a breach by Executive of clauses (i), (ii), (iii), or (iv) above is curable, the Company shall give fifteen (15) days’ written notice to Executive of any such breach (the “Notice Period”) with an explanation of the conduct constituting the breach, and in the event Executive fails to cure said breach within the Notice Period, the Company may terminate Executive’s employment with Cause; and further provided, that no event which shall have occurred prior to the date of this Agreement shall be considered a qualifying event for purposes of justifying a termination for Cause.  The Company and the Board expressly acknowledge that they have been given adequate opportunity to investigate the Executive’s performance prior to the effective date of this Agreement and have found no cause for termination of the Executive’s services.

(c) Change of Control. A “Change of Control” shall mean, except as otherwise provided below, the occurrence of any of the following:

(i)  Any person (as such term is used in the Rule 13d-5 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) or group (as such term is defined in Section 13(d) of the Exchange Act) other than (x) a Subsidiary (as defined below), (y) any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes, directly or indirectly, the beneficial owner of more than 50% of the Class A Common Units of the Company or of any Voting Securities of the Company representing more than 50% of the combined voting power of all Voting Securities of the Company, except that no Change of Control shall be deemed to have occurred solely by reason of any Merger (as defined below) if, immediately after such Merger, each of the conditions described in clauses (I), (II) and (III) of Section 26(c)(iii)(a) are satisfied;

                  Individuals who, as of the Effective Date, constitute the Board (“Incumbent Managers”) cease for any reason to constitute at least a majority of the Board, unless a majority of the Incumbent Managers endorse the election of the new members of the Board and provided further that any individual who becomes a member of the Board after the Effective Date whose election by the Company’s members, was approved by a vote or written consent of at least two-thirds of the members be considered an Incumbent Manager, but excluding for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Board;

                 Consummation of any of the following:

A merger, reorganization or consolidation (“Merger”) unless immediately after such merger (I) more than 50% of the then outstanding Class A Common Units of the corporation resulting from such merger and more than 50% of the combined voting power of the then outstanding securities of such corporation (“Voting Securities”) of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities in substantially the same proportion as their ownership immediately prior to the Merger; (II) no person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is used in Section 13(d) of the Exchange Act) other than (x) a Subsidiary (as defined below), (y) any employee benefit plan (or related trust) of the Company or a Subsidiary, becomes the beneficial owner of 50% or more of the combined voting power of all Voting Securities of the Company and (III) at least a majority of the members of the board of directors of the corporation resulting from such merger were Incumbent Managers at the time of execution of the original agreement or action of the Board providing for such Merger; or

The sale or other disposition of all or substantially all of the assets of the Company; or

Approval of a plan of complete liquidation or dissolution of the Company by the equity owners of the Company or liquidation of the Company caused by a regulatory forced disposition, sale of assets or dissolution.

Notwithstanding subparagraphs (i), (ii), (iii) and (iv) of this definition, a “Change of Control” shall not occur with respect to the Executive if the Executive is, by written agreement executed before such Change of Control, a participant on such Executive’s own behalf in a transaction in which the persons or entities (or their affiliates) with whom the Executive has the written agreement to acquire a controlling voting interest in the Company or substantially all of the assets of the Company and, pursuant to the written agreement, the Executive has an equity interest in the resulting entity or a right to acquire such an equity interest (including, without limitation, any management leveraged buy-out of the Company).  Notwithstanding the foregoing, a transaction shall not constitute a “Change in Control” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s Voting Securities immediately before such transaction.  For purposes of this Agreement, a “Change in Control” must also constitute a “change in control event”, as defined in Treasury Regulation §1.409A-3(i)(5).  Further, notwithstanding any contrary provision of this Agreement, the acquisition of a controlling voting interest in the Company by the Evangelical Christian Credit Union, a California state chartered credit union (“ECCU”), shall not constitute a Change in Control event.  In the event that ECCU acquires a controlling voting interest in the Company and the Executive incurs (i) no material reduction in his job responsibilities and duties; and (ii) the Company does not reduce Executive’s base salary in effect immediately prior to such transaction, the Executive shall not be entitled to voluntarily terminate his employment for Good Reason.

(d) “Change of Control Period” means at the period of time prior to or after a Change of Control occurs as more particularly described in Section 9 of this Agreement.

(e)  “Disability”  means (i) the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties (provided, however, that the Company acknowledges its obligations to provide reasonable accommodation to the extent required by applicable law); (ii) such total incapacity shall have continued for a period of six (6) consecutive months; and (iii) such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

(f)  “Good Reason” shall mean a termination by Executive of his employment with the Company, by written notice to the Company specifying in reasonable detail the circumstances claimed to provide the basis for such termination, within thirty (30) days following the occurrence, without Executive’s consent, of any of the following events and the failure of the Company to correct the circumstances set forth in Executive’s Notice of Termination within thirty (30) days of receipt of such notice:

(i)  any significant diminution in the Executive’s duties under this Agreement (except in connection with the termination of the Executive’s employment by the Company for Cause or as a result of death or Disability) provided, however, that a mere change in title alone to a position substantially similar to the position held prior to the transaction shall not constitute a material reduction in job responsibilities or duties in the event ECCU acquires voting control of the Company; or

                  a material and detrimental change in title or position within the Company; or

                  a reduction by the Company in Executive’s base salary of more than 10% from Executive’s base salary and other employee benefits in effect immediately prior to such reduction; except in connection with a reduction in base salary and compensation benefits affecting all senior executive officers of the Company; or

                  a change in location of the Employee’s current office outside a range of 50 miles or more that is mandated by the Company; or

                  a breach by the Company of the Company’s material obligations under this Agreement.

(g) “Qualifying Termination” means a termination of employment event described in Section 14(a)(i-iii) of this Agreement.

(h) “Subsidiary” means (i) a corporation of which more than 50% of the combined voting power of the Voting Securities is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company or by the Company and one or more Subsidiaries, or (ii) any partnership, limited liability company, joint venture, business trust or other entity (other than a corporation) in which the Company or one or more other Subsidiaries of the Company or the Company and one or more other Subsidiaries, directly or indirectly, has at least majority ownership thereof and power to direct the policies, management and affairs thereof.

Miscellaneous.

(a)  Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

(b) Joint Product.  This Agreement is the joint product of the Company and Executive and each provision hereof has been subject to mutual consultation, negotiation and agreement of the Company and Executive and shall not be construed for or against either party hereto.

(c) Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

(d) Rules of Construction. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

(e)  Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute a single Agreement.

(f)  Beneficiaries.  Whenever this Agreement provides for any payment to the Executive at the time Executive is deceased, such payment shall be made to Executive’s estate, or such payment may be made instead to such beneficiary or beneficiaries as the Executive may designate in a writing filed with the Company.  The Executive shall have the right to revoke any such designation and to designate a new beneficiary or beneficiaries by written notice to the Company (and to any applicable insurance company) to such effect.

(g)  Notices.  All notices required or permitted by this Agreement to be given to any party shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, or by Federal Express or similar overnight service, prepaid recorded delivery, addressed as follows and shall be deemed to have been duly given when so delivered personally or, if mailed or sent by overnight courier, upon delivery; provided, that, a refusal by a party to accept delivery shall be deemed to constitute receipt.

To the Company:

Ministry Partners Investment Company, LLC

915 W. Imperial Hwy.

Suite 120

Brea, CA 92821

Attn:  Corporate Secretary

Facsimile:

E-mail:

Copy to the Executive:

James H. Overholt

________________________

________________________

________________________

________________________

(h) Assignment.  Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.  Notwithstanding the foregoing, this Agreement shall not be assignable by Executive, and any attempt to do so shall be deemed null and void.  Except as specifically provided otherwise herein or as otherwise required by applicable law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform all of the obligations of the Company under this Agreement in the same manner and to the same extent that the Company is required to perform hereunder.  As used in this Agreement, the “Company” shall mean the

Company as hereinabove defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 27 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  Except as provided by the foregoing provisions of this Section 27, this Agreement shall not be assignable by the Company without the prior written consent of the Executive.

(i)  Entire Agreement; Amendment.  This Agreement supersedes any and all prior or contemporaneous oral or written agreements, representations, or warranties between Executive and the Company relating to the terms of Executive’s employment during the Term.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by both of the Parties hereto, or in the case of a waiver, by the party waiving compliance.  The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other terms or covenant contained in this Agreement.

(j)  Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of California.

MINISTRY PARTNERS INVESTMENT COMPANY, LLC By: /s/ Mark G. Holbrook Name:Mark G. Holbrook Title:Chairman, Board of Managers
EXECUTIVE /s/ James H. Overholt Name: James H. Overholt Title: President & Chief Executive Officer